Exhibit 16.1
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Deloitte & Touche LLP
Suite 250
Key Bank Tower
50 Fountain Plaza
Buffalo, New York  14202

Tel: (716) 843-7200
Fax: (716) 856-7760
www.us.deloitte.com



July 15, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madam:

We have read the comments in Item 4 of Form 8-K/A of Adelphia Business Solutions, Inc. (the "Company") dated July 3, 2002, which amends the Company's original filing on July 1, 2002, and have the following comments.

First Paragraph

We agree with the comments made in the first sentence that on June 14, 2002, we sent the Company a letter, as required by Section 1000 08m of the SEC Practice Section, confirming our previous oral communication that the client-auditor relationship between the Company and us had ceased.

We have no comments with respect to the matter discussed in the second sentence of this paragraph.

Second Paragraph

We disagree with the comments made in the first sentence of this paragraph that "Deloitte declined to provide further clarification." On June 14, 2002, prior to sending the letter referred to in the First Paragraph, we informed the Vice President, Finance of the Company that, due to our dismissal by Adelphia Communications Corporation ("Adelphia"), we would not be in a position to determine whether the resolution of certain matters being investigated by Adelphia's Special Committee of Independent Directors appointed by Adelphia's Board of Directors (the "Special Committee"), at our request, would lead us to believe that the scope of our audit of the Company's consolidated financial statements for the year ended December 31, 2001 needed to be significantly expanded. These circumstances are more fully described under the caption "Reportable Events" below.

We agree with the comments made in the second sentence of this paragraph.

We have no basis upon which to agree or disagree with the comments made in the third sentence of this paragraph.

Third Paragraph

We agree with the comments made in the first, second, third and fourth sentences of this paragraph.

We have no basis upon which to agree or disagree with the comments made in the fifth sentence of this paragraph.

Fourth Paragraph

We agree with the comments made in this paragraph. However, the matters discussed below under the caption "Reportable Events" and in the appendix to this letter include certain matters, which if we had not resigned and the matters had not been resolved to our satisfaction, would have been referred to in our report on the Company's consolidated financial statements.

Fifth Paragraph

We disagree with the comments made in this paragraph that there were no reportable events. We have set forth our views below under the caption "Reportable Events" and in the appendix to this letter.

Sixth Paragraph

We have no basis upon which to agree or disagree with the comments made in this paragraph.

Seventh Paragraph

We agree with the comments made in the first and second sentences of this paragraph.

We have no basis upon which to agree or disagree with the comments made in the third sentence of this paragraph.

Reportable Events

During 2001 and up to January 11, 2002, the Company was a majority owned subsidiary of Adelphia. On January 11, 2002, Adelphia distributed all of the shares of common stock of the Company owned by Adelphia to holders of Adelphia's Class A and Class B common stock (the "Spin-off"). Prior to the Spin-off, and


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subsequently through June 4, 2002, certain officers and directors of Adelphia were also officers and directors of the Company. In addition, the Company was a parry to certain transactions and arrangements with Adelphia and certain of its subsidiaries.

During 2002 and continuing through the date of our resignation, certain matters came to our attention in connection with our audits of Adelphia and its subsidiaries and co-borrowing groups that led us to believe that the scope of our audits of Adelphia and its subsidiaries, including the Company, and co-borrowing groups may need to be significantly expanded. In addition, we determined that these matters, if further investigated, may (i) materially impact the fairness or reliability of our previously issued audit reports or the underlying financial statements; or the financial statements to be issued for the year ended December 31, 2001, or (ii) cause us to be unwilling to rely on management's representations or be associated with the financial statements of Adelphia or those of its subsidiaries, including the Company, or co-borrowing groups. In a letter addressed to the Securities and Exchange Commission ("SEC") dated June 27, 2002 (the "Deloitte Letter"), responding to Adelphia's Current Report on Form 8-K filed with the SEC on June 14, 2002 (the "Adelphia 8-K"), we set forth our views in response to the Adelphia 8-K. The Deloitte Letter discussed specific reportable events pertaining to Adelphia that either required an expansion of the scope of our audit of Adelphia and its subsidiaries and co-borrowing groups, or raised questions about our willingness to rely on the representations of management. The reportable events were followed by a description of certain other events that occurred during the period May 1, 2002 through the date of our dismissal. Our views, as set forth in the Deloitte Letter are included as an appendix to this letter. As stated above, the Company was a majority owned subsidiary of Adelphia up to January 11, 2002, and although the matters discussed in the appendix to this letter did not appear to have a direct effect on the consolidated financial statements of the Company, the matters raised questions about our willingness to rely on the representations of management of Adelphia, including certain of its officers and directors, who were also officers and directors of the Company through June 4, 2002.

The matters described in the Deloitte Letter were discussed with officers and directors of Adelphia at various times, including those officers and directors who were also officers and directors of the Company through June 4, 2002. Those matters specific to the Company were also discussed with the Chairman of the Audit Committee of the Company and the Vice President, Finance of the Company as summarized below.

Initially, the expanded scope of our audit procedures related to our audit of Adelphia pertained to accounting and auditing issues regarding co-borrowing agreements in which certain of Adelphia's subsidiaries were co-borrowers with certain other entities under common control and management of the Rigas family (the "Managed Entities"). The Company, through another subsidiary of Adelphia, received proceeds from one of the co-borrowing agreements. The issues arose because of certain disclosures regarding the use of certain of the funds borrowed pursuant to the co-borrowing agreements and whether the use of funds and other credit worthiness issues suggested that some or all of the borrowings previously recorded on the books of the Managed Entities should now be reflected


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in the financial statements of Adelphia and Adelphia's subsidiaries that are parties to the co-borrowing agreements. On April 5, 2002, we informed the Vice President, Finance of the Company that these issues would need to be resolved before we would be in a position to issue a report on the Company's 2001 consolidated financial statements.

On May 16, 2002 we informed the Vice President, Finance of the Company that, because we had suspended our audit of Adelphia and various of its subsidiaries and co-borrowing groups, we were also suspending our audit of the Company.

On May 28, 2002, we informed the Vice President, Finance of the Company that the resolution of certain matters being investigated by the Special Committee at our request could lead us to believe that the scope of our audit of the Company's consolidated financial statements for the year ended December 31, 2001 needed to be significantly expanded and that the Company should inquire of the Special Committee to obtain an understanding of the matters being investigated by the Special Committee. Later that day, we reiterated these concerns with the Chairman of the Audit Committee of the Company and recommended that the Audit Committee of the Company perform its own investigation with respect to related party transactions and agreements between the Company and Adelphia or the Rigas family.

Yours truly,

/s/ Deloitte & Touche LLP



Appendix -- "Reportable Events" discussion as disclosed in Deloitte & Touche LLP's letter addressed to the Securities and Exchange Commission, dated June 27, 2002. (Note: references to the "Company", the "Special Committee", the "Audit Committee", and management refer to Adelphia Communications Corporation, the Special Committee of Independent Directors appointed by Adelphia Communications Corporation's Board of Directors, the Audit Committee of the Board of Directors of Adelphia Communications Corporation and management of Adelphia Communications Corporation, respectively.)


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                                                                        APPENDIX

   Reportable Events Discussion as Disclosed in Deloitte & Touche LLP's Letter
   ---------------------------------------------------------------------------
    Addressed to the Securities and Exchange Commission, dated June 27, 2002
    ------------------------------------------------------------------------

During 2002 and continuing through the date of our dismissal, certain matters came to our attention that led us to believe that the scope of our audit needed to be significantly expanded. In addition, we determined that these matters, if further investigated, may (i) materially impact the fairness or reliability of our previously issued audit reports or the underlying financial statements; or the financial statements issued or to be issued for the year ended December 31, 2001, or (ii) cause us to be unwilling to rely on management's representations or be associated with the Company's financial statements. We discussed these matters with the Audit Committee and management of the Company, including on the dates described below.

On May 14, 2002, we suspended our audit of the Company and various of the Company's subsidiaries and co-borrowing groups. At that time, we informed the Company and the Audit Committee both in writing and orally that a long series of open items -- many of which raised serious questions regarding whether persons employed by the Company had engaged in conduct that contravened applicable laws -- had to be investigated and satisfactorily resolved. We requested that an investigation be conducted by the Audit Committee using independent counsel and appropriate professionals. We also advised the Company and the Audit Committee at that time that the investigation's scope, procedures, findings, conclusions and any remedial actions would need to be reported to us, and that the items identified by us had to be resolved prior to the issuance of our audit reports. We also suggested that the Company consult its counsel regarding its obligations under Section 10A of the Securities Exchange Act of 1934 ("Section 10A").

As of the date of our dismissal on June 9, 2002, we had been apprised that the Special Committee's investigation had not reached preliminary conclusions on many issues and that the Special Committee had obtained additional significant information that it would not share with us. We were therefore unable to conclude whether the Special Committee's findings would materially impact the fairness or reliability of our previously issued audit reports; whether the Company's previously issued financial statements would require revision; or whether the Special Committee's findings would cause us to be unwilling to rely on management's representations or to be associated with the financial statements prepared by management.

On June 10, 2002, the Company filed a Current Report on Form 8-K disclosing that "current management of the Company had determined that it will make certain adjustments to its results of operations for 2000 and 2001." The Company did not consult with us prior to the filing of this Form 8-K. We have not been provided with sufficient information or authoritative support with respect to the matters referred to in the Form 8-K to enable us to make a determination about whether the proposed restatement of the Company's financial statements is appropriate, or to conclude on the propriety of the proposed restatement entries. On June 14,


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

2002, we withdrew our reports on the financial statements of the Company and certain of its subsidiaries and co-borrowing groups.

For discussion purposes, specific reportable events have been grouped below into three categories that either required an expansion of the scope of our audit or raised questions about our willingness to rely on the representations of management. The reportable events are followed by a description of certain other events that occurred during the period May 1, 2002 through the date of our dismissal. The three categories of reportable events are Co-borrowing Agreements, Digital Cable Converter Boxes and Debt Compliance Issues including Required Financial Statements.

Co-borrowing Agreements
-----------------------

Initially, the expanded scope of our audit procedures related to accounting and auditing issues regarding the co-borrowing agreements in which certain of the Company's subsidiaries were co-borrowers with certain other entities under common control and management of the Rigas family (the "Managed Entities"). These issues arose because of certain disclosures regarding the use of certain of the funds borrowed pursuant to the co-borrowing agreements and whether the use of funds and other credit worthiness issues suggested that some or all of the borrowings previously recorded on the books of the Managed Entities should now be reflected in the financial statements of the Company. The issues included legal theories regarding the obligations of various parties when joint and several liabilities exist and guarantor accounting theory and practice. These issues were discussed with the staff of the Securities and Exchange Commission (the "SEC") at a meeting on May 10, 2002 as described in the following paragraph.

On May 9, 2002, we met with the Chief Financial Officer and the Vice President of Finance of the Company, the Company's outside counsel, and outside counsel for the Rigas family to prepare for a May 10, 2002 meeting with the SEC to discuss the Company's tentative conclusions regarding the accounting treatment for the Company's co-borrowing agreements. During this meeting we advised the Company that it should be prepared to provide certain materials to the SEC, all of which had previously been provided to us, and upon which we had relied in assisting the Company with reaching its tentative conclusion. Among these materials were two letters dated May 6, 2002, from the Company's outside counsel, Buchanan Ingersoll ("Buchanan Ingersoll"), that provided an opinion and legal analysis (i) comparing the obligations under the co-borrowing agreements with the obligations of a hypothetical guarantor under an agreement of guaranty and suretyship of a form customarily used by banks in large commercial lending transactions and (ii) discussing a series of examples related to joint and several liabilities and guarantor accounting.

Subsequent to the May 10, 2002 meeting with the SEC, the Company, in consultation with its outside counsel and outside counsel for the Rigas family, informed us that the Company would not provide the SEC with the letter prepared by Buchanan Ingersoll that included the series of examples related to joint and


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

several liabilities and guarantor accounting (the "second Buchanan Ingersoll letter"). We told the Company that we did not agree with the Company's position.

On May 11, 2002, we informed the Company that if it chose not to provide the second Buchanan Ingersoll letter to the SEC, we would not be willing to issue a report on the Company's consolidated financial statements.

On May 13, 2002, we reiterated our position and informed the Company and the Chairman of the Audit Committee that if the second Buchanan Ingersoll letter was not provided to the SEC, we would reassess our relationship with the Company, and would not be willing to continue to participate with the Company in its discussions with the SEC. The Company subsequently authorized us to provide the second Buchanan Ingersoll letter to the SEC.

Subsequent to the May 10, 2002 meeting with the SEC, the Company informed us that it had changed its tentative conclusion concerning the accounting treatment for the co-borrowing agreements from the position that it had presented to the SEC on May 10, 2002. We advised the Chairman and Interim Chief Executive Officer of the Company that we had concerns with the Company's revised position and did not believe that it was consistent with current accounting literature.

On May 23, 2002, the Company issued a press release announcing its revised tentative conclusion about accounting for the co-borrowing agreements.

The Company's revised position was inconsistent with the position presented to the SEC at the May 10, 2002 meeting.

This matter was not resolved prior to our dismissal.

Digital Cable Converter Boxes
-----------------------------

On April 23, 2002, we became aware that, in April 2002, the Company had made a post-closing journal entry, effective as of December 31, 2001, to record approximately $102 million in digital cable converter boxes as an asset on the books of a Rigas Family cable entity that was a party to one of the Company's co-borrowing agreements but that was not a subsidiary of the Company. We subsequently learned that, in a related transaction, $102 million in borrowings under a co-borrowing agreement had previously been removed from the Company's books and recorded on the books of another Rigas Family cable entity in October 2001.

We made inquiries concerning the nature and support for the April 2002 post-closing journal entry and were advised that the cable converter boxes had previously been purchased by the Company in 2001, and that the actual cable converter boxes had not been physically transferred from the locations where they had originally been received by the Company. Management of the Company was initially unable to provide us with an explanation of the business purpose for the transactions or to specifically identify the individual that had approved


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the journal entries other than to indicate that it was a member of the Rigas family. In subsequent discussions with management of the Company, we were advised that the Company had entered into a transaction to acquire cable converted boxes from one of its suppliers to avoid a penalty under its previous agreement with the supplier and to take advantage of favorable pricing on the cable converter boxes acquired. Management indicated that it was the Company's intent to transfer the cable converter boxes to the Rigas Family cable entity to enable it to benefit from the favorable pricing that had been obtained, which would offset the carrying costs of the co-borrowing debt that was assumed by that entity.

The explanation provided by the Company raised concerns on our part because information subsequently provided to us as support of the amount of the journal entry included purchases from another supplier, and the Company was unable to provide any evidence that usage of the cable converter boxes was being tracked or that the Rigas Family cable entity had been able to realize the benefits of favorable pricing. There were also other aspects of the transaction that raised concerns, including the following:

         o The cable converter boxes had originally been transferred by the Company in October 2001 to a Rigas Family entity that did not engage in any cable operations and was not a party to any co-borrowing agreements, and the cable converter boxes were not necessary for use in its operations

         o The debt assumed was recorded on the books of a different entity than the one on whose books the cable converter boxes were recorded

         o The quantity of cable converter boxes was substantially in excess of the quantities that could be used by the Rigas Family cable entity

On April 28, 2002, we expressed our concerns to the Audit Committee regarding the apparent lack of support for these transactions and their effect on previously reported capital expenditures and debt of the Company, and we requested that the Audit Committee conduct an investigation into the circumstances surrounding the transactions. On April 30, 2002, the Audit Committee advised us that it had concluded its investigation into the matter, and that it believed that there was an adequate business purpose for the transactions. The Audit Committee indicated that although management of the Company had used "poor judgment" in making the entries, the Audit Committee did not believe the entries to be "manipulative."

As a result of the concerns we raised with respect to the accounting treatment that had been afforded to the transactions, management of the Company agreed to reverse the entries so that the $102 million in cable converter boxes and the related indebtedness under the co-borrowing agreement would be recorded in the financial statements of the Company.



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

Debt Compliance Issues including Required Financial Statements
--------------------------------------------------------------

As discussed above under the caption "Co-borrowing Agreements," certain of the Company's subsidiaries participate in co-borrowing agreements with Managed Entities. These agreements require that the Company provide audited combined financial statements of each of the co-borrowing groups annually to the lenders. These financial statements combine the financial condition and results of operations of each of the companies who are parties to the respective co-borrowing agreements (regardless of who owns each entity) and therefore were not affected by the accounting issues relating to the co-borrowing agreements that were being addressed by the Company in preparing its consolidated financial statements.

                         Failure to Advise Us of Waiver

The Credit Agreement for the UCA/HHC co-borrowing agreement contains a covenant which requires audited financial statements of the Borrowing Group to be provided to the lenders not later than April 30, 2002. As of April 27, 2002, we had not been provided with all of the information necessary to enable us to issue our report on the combined financial statements of this Borrowing Group, including, but not limited to, copies of minutes of the meetings of the Company's Board of Directors, the Audit Committee and the Special Committee for meetings that had been held subsequent to January 12, 2002 or drafts or summaries of meetings for which minutes had not been prepared, and signed management representation letters. We also had not bean provided with an explanation from management of the circumstances surrounding the Digital Cable Converter Boxes, which had a direct effect on the financial statements of the UCA/HHC Borrowing Group. We inquired of management about whether the Company had considered the consequences of not meeting the April 30, 2002 deadline. Management advised us that it was having conversations with the lenders.

Management continued to stress the importance of issuing the report required by the UCA/HHC lender group while continuing to provide assurances that all of the unresolved matters would be resolved to our satisfaction in time to allow for the issuance of the required report on April 30, 2002.

On April 30, 2002 through to the early morning hours of May 1, 2002, the Company's management continued to press us for the issuance of these financial statements even though they had not provided us with the information necessary to resolve the open issues. During this time period, we met with management to discuss the management representation letter that the Company would be providing us. In addition, in-house and outside counsel for the Company provided us with a brief summary of the matters discussed at the Board of Directors meetings held on March 30, April 14, April 21, and April 29, 2002. We were not provided with a summary of the April 30, 2002 Board of Directors meeting. During these discussions, neither management nor counsel informed us that during the April 29, 2002 Board of Directors meeting, management had advised the Board of Directors that the Company was in the process of obtaining a waiver of compliance from the lenders or that during the April 30, 2002 Board of Directors


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meeting, management had advised the Board of Directors that a waiver had been obtained. At approximately 1:00 a.m. on May 1, 2002, in response to our inquiry about whether the Company was in default under the co-borrowing agreement because the April 30, 2002 filing deadline had passed, we were advised, for the first time, that the Company had in fact received a waiver of compliance from the lenders of the April 30, 2002 filing deadline. At that time, the Company's management was continuing to press us to issue our report on the combined financial statements of the UCA/HHC Borrowing Group even though the financial statements, as then drafted, did not contain the required disclosure that the Company would have been in default under the co-borrowing agreement absent the waiver of compliance.

In discussing this matter further with management of the Company, we were informed that the Company's Board of Directors, at the recommendation of outside counsel, had determined not to disclose to us that a waiver of compliance had been obtained. As a result of this information, we requested the Audit Committee to perform an investigation to determine whether the comments made by management were accurate. The Audit Committee concluded that while the Board may have discussed whether to inform us that a waiver of compliance had been obtained, no Board member specifically recalled making a decision to deliberately withhold information from us.

                      Certification and Calculation Issues

In connection with the Company's and certain of the Company's subsidiaries' compliance with their respective public indenture and other credit agreements, the Company prepared and provided to us, debt compliance calculations reflecting in the financial statements additional amounts of indebtedness under the co-borrowing agreements. In connection with our review of the debt covenant compliance calculations, we noted that the Company's calculations were based upon interpretations of certain of the terms, definitions and covenants of the Company's various debt and credit agreements that did not appear to be supported by the terms of the agreements. As a result, we requested that the Company obtain either (1) a legal opinion addressing the interpretative positions taken by the Company or (2) a confirmation from the applicable trustee or administrative agent confirming that the trustee or the administrative agent was in agreement with the Company's interpretations and related calculations. The Company informed us that its counsel was not willing to provide a legal opinion to the Company addressing the appropriateness of certain of the interpretative positions taken by the Company. The Company's management asserted to us that it believed its interpretations of the items in question were appropriate, and that a legal opinion or a confirmation from the trustee or the administrative agent was not necessary. The elimination of the items in question from the debt compliance calculations would have resulted in the Company not being in compliance with certain of its debt covenants.

On May 6, 2002, we met with the Chairman of the Audit Committee, the Assistant Treasurer and one of the Company's in-house counsel to discuss our concerns related to the Company's debt compliance calculations. During the period May 7,


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

through May 12, 2002, we became aware of a number of other matters related to the Company's debt compliance that caused us additional concern. These matters, which consisted of the following, were discussed with the Chairman of the Audit Committee on May 11, and May 12, 2002 and we suggested that they be investigated:

         o An employee of the Company advised us that in certain instances, certifications of debt compliance prepared by the Company and sent to the respective trustees were not supported by underlying calculations.

         o We determined that in certain instances (i) certifications of debt compliance sent to the respective trustees by the Company did not contain the appropriate number of signatories and (ii) the individual that signed the certifications of debt compliance was not an authorized signatory as specified in the underlying agreement.

         o An employee of the Company provided information to us that indicated that one of the Company's subsidiaries had sufficient income during the period in question to alleviate debt compliance concerns for certain of the Company's public indentures. Upon further inquiry, we learned that this income included a $275 million intercompany dividend that was recorded through a journal entry made by the Company on May 6, 2002, that had been backdated to give retroactive effect to the transaction as if it had occurred in February 2002.

In addition, on May 12, 2002, the Chief Financial Officer of the Company and outside counsel to the Company informed us that the OCH Borrowing Group, the UCA/HHC Borrowing Group, the CCH Borrowing Group and FrontierVision Operating Partners, L.P. were not in compliance with certain of the collateral and guarantee documentation covenants contained in their respective credit agreements, and that the Company and its outside counsel were aware of and had been working to address these defaults for "a couple of weeks." The Company was aware of these defaults at the end of April 2002, and the beginning of May 2002, during which time it was pressing us to issue our report on the combined financial statements of the UCA/HHC Borrowing Group. These financial statements did not disclose that the UCA/HHC Borrowing Group was in default under the co-borrowing agreement and did not have a waiver of compliance.


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

Certain Events Commencing May 1, 2002
-------------------------------------

On May 1, 2002, we met with the Chairman of the Audit Committee and management of the Company to reiterate our concerns relating to the Digital Cable Converter Boxes, the lack of cooperation that we had received from the Company in response to our request to be provided with drafts or summaries of meetings of the Board of Directors, the Audit Committee and the Special Committee for which minutes had not been prepared, certain inaccuracies in the Audit Committee minutes and our concerns about whether information concerning the waiver of compliance with the UCA/HHC Credit Agreement had been deliberately withheld from us upon advice of counsel with the knowledge of management and the Board of Directors. At that meeting we advised the Chairman of the Audit Committee and the Company that we were seriously concerned that Company management was not being honest and forthright.

On May 3, 2002, we met privately with the Chairman of the Audit Committee and subsequently with the Chairman of the Audit Committee, the Chief Executive Officer of the Company and the Chief Financial Officer of the Company and reiterated, among other things, our concerns with respect to the Digital Cable Converter Boxes, the lack of cooperation with respect to drafts or summaries of meetings for which minutes had not been prepared, and our concerns about whether information had been deliberately withheld from us with the knowledge of management and the Board of Directors. At those meetings, we indicated that our confidence in management had been seriously shaken and that if the Company was not able to restore our confidence we would be unable to complete our audit.

On May 11, 2002, we met with the Chairman of the Audit Committee to discuss the question raised by the SEC staff on May 10, 2002 about the legality of transferring proceeds from the Company's co-borrowing agreements outside of the co-borrowing groups for the benefit of the Rigas family, and to advise the Audit Committee of our concerns about (i) the Company's unwillingness to provide the SEC a copy of the second Buchanan Ingersoll letter and (ii) the information that had recently come to our attention with respect to debt compliance. At that meeting we told the Chairman of the Audit Committee that we believed that it was essential that a copy of the second Buchanan Ingersoll letter be provided to the SEC. We requested that the Audit Committee obtain a legal opinion from outside counsel concerning the legality of the transfers outside of the co-borrowing groups and investigate the circumstances surrounding the Company's actions relating to compliance with the restrictive covenants of its debt agreements. We advised the Company that these issues along with others included in a list of significant open items provided to the Company on that date needed to be resolved prior to issuance of a report on the financial statements of the Company or any of its subsidiaries or co-borrowing groups.

On May 14, 2002, the Chairman of the Audit Committee and another Audit Committee member advised us that information had come to their attention that indicated that the Company's cable subscriber and system "rebuild" numbers might have been overstated in the Company's published reports.



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

On the evening of May 14, 2002, we met with the Chairman of the Audit Committee, another member of the Audit Committee and a representative of outside counsel to the Company and the independent directors to discuss our concerns about information that had come to our attention through May 14, 2002. Earlier that day we had provided the Chairman of the Audit Committee with a list of open issues, including those that had previously been communicated, that needed to be resolved before we would be in a position to issue a report on the financial statements of the Company or its subsidiaries or co-borrowing groups. At that meeting, we advised the Chairman of the Audit Committee that we believed that certain of the matters included in the list of open items represent possible illegal acts that could be material to the Company's financial statements and that should be addressed pursuant to Section 10A, and we requested that an investigation be conducted by the Audit Committee using independent counsel and appropriate professionals. We also advised the Chairman of the Audit Committee that the investigation's scope, procedures, findings, conclusions and any remedial actions would need to be reported to us, and that the items identified by us had to be resolved prior to the issuance of our audit reports. On that occasion and others, the Chairman of the Audit Committee urged us to "be practical" so that we could issue our audit reports quickly. We also advised the Chairman of the Audit Committee that, based on the information that had come to our attention, we were no longer willing to rely on the representations of management. During this meeting, we were informed that the current Chairman of the Audit Committee had assumed the position of Chairman and Interim Chief Executive Officer of the Company and that the Special Committee would be assuming responsibility for the investigation.

Later on the evening of May 14, 2002, we informed the Chairman and Interim Chief Executive Officer of the Company that we were suspending our audit of the Company and various of the Company's subsidiaries and co-borrowing groups as described above.

On May 30, 2002, the Chairman and Interim Chief Executive Officer of the Company and a member of both the Audit and Special Committees contacted us and requested that we resume our audit. At that time, the Special Committee's investigation had not been completed and the findings were not known. We indicated that we would need to be updated on the progress of the investigation and the findings to date before we could consider their request.

On May 31, 2002, we were provided with a copy of the First Report To the Special Committee of the Board of Directors of Adelphia Communications Corporation (the "First Report"). Later that day, we met with the Chairman and the Interim Chief Executive Officer of the Company, members of the Special Committee, representatives of outside counsel responsible for conducting the investigation, and representatives of outside counsel to the Company and the independent directors to discuss the status of the investigation and the information contained in the First Report. The First Report contained information that raised additional concerns regarding actions taken by certain members of management of the Company. During this meeting, we were informed that the Special Committee had obtained additional significant information related to the Special Committee's investigation but that was not contained in the First Report. The Special Committee informed us that it would not share such


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information with us unless we agreed to resume our audit. We questioned the appropriateness of withholding this information from us in view of our continuing obligations under Section 10A, regardless of whether the audit had been resumed. In addition, during this meeting, we were informed that certain executives of the Company, who might have known of or been directly implicated in inappropriate conduct (and, therefore, upon whose representations we were unwilling to rely) had not been removed from their positions at the Company.

In a conference call with the Chairman and Interim Chief Executive Officer of the Company and the Chairman of the Special Committee on June 3, 2002, we were asked to resume our audit immediately. We responded by indicating that (i) the additional significant information related to the Special Committee's investigation, but not contained in the First Report, needed to be shared with us; (ii) we could not assess whether we would be willing to resume our audit if the Company or the Special Committee was withholding information from us; (iii) we have an obligation wider Section 10A to consider the timeliness and appropriateness of remedial actions taken by the Special Committee or the Board of Directors; and (iv) if information was being withheld from us, we would be unable to conclude whether timely and appropriate remedial measures were being taken, and that this, in turn, could trigger a reporting obligation by us under
Section 10A.

On June 9, 2002, we sent a letter to the Chairman and Interim Chief Executive Officer of the Company, the Chairman of the Special Committee and the Company in which we, among other things, responded to the Company's request that we resume the audit.










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